Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Equity First

Opportunity First

AMENDMENT TO OFFERING SUMMARY

Dated May 24, 2007

No. 2007-MTNDD115

(Related to the Product Supplement Dated April 23, 2007, Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

CITIGROUP FUNDING INC.

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Medium-Term Notes, Series D

Stock Market Upturn NotesSM

Based Upon

iShares® MSCI Emerging Markets Index Fund

Due 2008

$10.00 per Note

This Amendment revises the section “Hypothetical Amounts Payable at Maturity” on page 14 of the related Offering Summary to correct the amounts under the column “Per Annum Return on Notes” as well as the footnotes to the table.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a Stock Market Upturn Notessm product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the product supplement, prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

May 30, 2007

Hypothetical Amounts Payable at Maturity

The examples below show hypothetical amounts you could receive at maturity on the Notes for a range of Ending Values of the Underlying Equity. The examples of hypothetical amounts you could receive at maturity set forth below are intended to illustrate the effect of different Ending Values of the Underlying Equity on the amount you could receive on the Notes at maturity. All of the hypothetical examples are based on the following assumptions:

O Issue Price: $10.00 per Note O Maximum Return: 25.00% (20.00% per annum on a simple interest basis) O Starting Value: 125	O Annualized dividend yield of the Underlying Equity: 1.25% O Maturity: 1.25 years O Upside Participation Rate: 300%

The following examples are for purposes of illustration only. The actual amount you receive at maturity will depend on the actual Return Amount, which, in turn, will depend on the actual Starting Value, Ending Value and maximum return.

Ending Value	Underlying Equity Return Percentage(1)	Total Return On Underlying Equity(2)	Total Return on Notes(3)	Per Annum Return on Notes(4)	Total Return Amount on Notes(5)	Maturity Payment per Note
0	-100.00%	-98.44%	-100.00%	-80.00%	-$10.00	$0.00
63	-50.00%	-48.44%	-50.00%	-40.00%	-$5.00	$5.00
94	-25.00%	-23.44%	-25.00%	-20.00%	-$2.50	$7.50
97	-22.50%	-20.94%	-22.50%	-18.00%	-$2.25	$7.75
100	-20.00%	-18.44%	-20.00%	-16.00%	-$2.00	$8.00
103	-17.50%	-15.94%	-17.50%	-14.00%	-$1.75	$8.25
106	-15.00%	-13.44%	-15.00%	-12.00%	-$1.50	$8.50
109	-12.50%	-10.94%	-12.50%	-10.00%	-$1.25	$8.75
113	-10.00%	-8.44%	-10.00%	-8.00%	-$1.00	$9.00
116	-7.50%	-5.94%	-7.50%	-6.00%	-$0.75	$9.25
119	-5.00%	-3.44%	-5.00%	-4.00%	-$0.50	$9.50
122	-2.50%	-0.94%	-2.50%	-2.00%	-$0.25	$9.75
125	0.00%	1.56%	0.00%	0.00%	$0.00	$10.00
128	2.50%	4.06%	7.50%	6.00%	$0.75	$10.75
131	5.00%	6.56%	15.00%	12.00%	$1.50	$11.50
134	7.50%	9.06%	22.50%	18.00%	$2.25	$12.25
138	10.00%	11.56%	25.00%	20.00%	$2.50	$12.50
141	12.50%	14.06%	25.00%	20.00%	$2.50	$12.50
144	15.00%	16.56%	25.00%	20.00%	$2.50	$12.50
147	17.50%	19.06%	25.00%	20.00%	$2.50	$12.50
150	20.00%	21.56%	25.00%	20.00%	$2.50	$12.50
153	22.50%	24.06%	25.00%	20.00%	$2.50	$12.50
156	25.00%	26.56%	25.00%	20.00%	$2.50	$12.50
159	27.50%	29.06%	25.00%	20.00%	$2.50	$12.50
163	30.00%	31.56%	25.00%	20.00%	$2.50	$12.50
166	32.50%	34.06%	25.00%	20.00%	$2.50	$12.50
169	35.00%	36.56%	25.00%	20.00%	$2.50	$12.50

(1)	(Ending Value – Starting Value) / Starting Value
(2)	Assumes dividend yield on the Underlying Equity is compounded annually and not re-invested
(3)	The percentage return for the entire term of the Notes capped by the hypothetical 25.00% Maximum Return
(4)	Calculated on a simple interest basis
(5)	The dollar return for the entire term of the Notes capped by the hypothetical 25.00% Maximum Return

2